Exhibit (e)(5)

                         EATON VANCE MUTUAL FUNDS TRUST

                       AMENDMENT TO DISTRIBUTION AGREEMENT




     AMENDMENT to the Distribution Agreement March 1, 2001 between EATON VANCE MUTUAL FUNDS TRUST (the "Trust") and EATON VANCE DISTRIBUTORS, INC. (the "Principal Underwriter") (the "Agreement").

     WHEREAS the Trustees of the Trust have established a new series of shares designated "Eaton Vance Low Duration Fund" (the "Low Duration Fund"), which series issues three Classes of shares (as defined in the Agreement).

     NOW, THEREFORE, with respect to Low Duration Fund, the second sentence of paragraph 5(d) of the Agreement is hereby replaced with the following:

          "Each Class B shall accrue daily an amount calculated at the rate of .75% per annum of its daily net assets and each Class C shall accrue daily an amount calculated at the rate of .60% per annum of its daily net assets, which net assets shall be computed as described in paragraph 2."

     In all other respects, the Agreement as applied to Low Duration Fund shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on this 18th day of June, 2002.


                                EATON VANCE MUTUAL FUNDS TRUST



                                By:    /s/ James B. Hawkes
                                       ----------------------------------
                                       President

                                EATON VANCE DISTRIBUTORS, INC.



                                By:     /s/ Alan R. Dynner
                                       ----------------------------------
                                        Vice President